UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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SpectraScience, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SpectraScience, Inc.
11568-11 Sorrento Valley Rd.
San Diego, CA 92121
(858) 847-0200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

The 2009 Annual Meeting of the shareholders of SpectraScience, Inc., a Minnesota corporation (the “Company”), will be held at the Del Mar Hilton, Triple Crown Room, located at 15575 Jimmy Durante Boulevard, Del Mar CA 92014, on September 21, 2009, at 9:00 A.M., Pacific Daylight Saving Time, to consider and vote upon the following matters:

1. To set the number of directors at six.

2. Amendment of the Company’s Articles of Incorporation to authorize the issuance of an additional 50,000,000 shares of Common Stock and 50,000,000 Undesignated Shares of capital stock.

3. Such other business as may properly come before the meeting or any adjournment or adjournments thereof.

We have fixed the close of business on August 14, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Our transfer books will not be closed.

Whether or not you expect to be present personally at the Annual Meeting, please complete, date, sign, and return the accompanying proxy in the enclosed, self-addressed envelope at your earliest convenience. This will insure your participation in the decisions to be made by the shareholders. We sincerely hope that all shareholders who can attend the Annual Meeting will do so. See “Additional Information” below regarding web access to these materials.

BY ORDER OF THE BOARD OF DIRECTORS

Jim Hitchin
Secretary

August 25, 2009

Page
Solicitation and Revocation of Proxies	4
Voting Rights	5
Ownership of Voting Stock	5
Proposal 1: Election of Directors	6
Executive Compensation	10
Section 16(a) Beneficial Ownership Reporting Compliance	11
Proposal 2: Amendment of Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock and Undesignated Shares of Capital Stock	12
Relationship with Independent Public Accountants	13
Other Matters	13
Shareholder Proposals for 2010 Annual Meeting	13
Incorporation by Reference	14
Additional Information	14

SpectraScience, Inc
11568-11 Sorrento Valley Rd.
San Diego, CA 92121
(858) 847-0200

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS

September 21, 2009

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of SpectraScience, Inc. (the “Company”) in connection with the 2009 Annual Meeting of the Shareholders of the Company, to be held on Monday, September 21, 2009, at 9:00 A.M. Pacific time at the Del Mar Hilton, Triple Crown Room, located at 15575 Jimmy Durante Boulevard, Del Mar CA 92014 and any adjournments thereof. This Proxy Statement and the accompanying form of proxy card are first being mailed to shareholders on or about August 25, 2009.

How to Vote

☐	By signing and returning the enclosed proxy card, you will be giving your proxy to our Board of Directors and authorizing them to vote your shares.

How Your Proxy Will be Voted; Board Recommendations

☐
Unless revoked, all properly executed proxies will be voted as specified. Proxies that are signed but that lack any specification will, subject to the following, be voted as follows, in accordance with the recommendations of the Board: FOR all nominees for director and FOR the amendment to the Articles of Incorporation. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors should decline or be unable to serve, the persons named in the Proxy will vote in accordance with their discretion.

How to Revoke Your Proxy

☐
You have the power to revoke your proxy at any time before the convening of the Annual Meeting. Revocations of proxy will be honored if received by us, at the Company, addressed to the attention of Jim Hitchin, Chief Executive Officer, before the meeting on September 21, 2009. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to a company representative who will be seated at the door of the meeting room.

Abstentions

☐
If you abstain from voting as to any matter, your shares shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal.

Broker Non-Votes

☐
If a broker turns in a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

Cost of Solicitation

☐
We will pay all expenses in connection with the solicitation of proxies. Proxies are being solicited primarily by mail, but officers, directors, and other employees of the Company may also solicit proxies by telephone, telegraph, or personal calls. No extra compensation will be paid by us for such solicitation. We may reimburse brokers, banks, and other nominees holding shares for others for the cost of forwarding proxy materials to, and obtaining proxies from, their principals.

VOTING RIGHTS

Only shareholders of record at the close of business on August 14, 2009, are entitled to notice of and to vote at the meeting or any adjournment thereof. As of that date, we had issued and outstanding approximately 69,707,615 shares of Common Stock and 4,650,000 shares of Series B Convertible Preferred Stock. Each holder of record of our Common Stock and Series B Convertible Preferred Stock is entitled to one vote for each share registered in the shareholder’s name as of the record date. The Articles of Incorporation of the Company do not grant the shareholders the right to vote cumulatively for the election of directors. No shareholder will have appraisal rights or similar dissenter’s rights as a result of any matters expected to be voted on at the meeting.

The presence in person or by proxy of holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Directors are elected by plurality vote and all other proposals are adopted by the majority vote of the quorum.

OWNERSHIP OF VOTING STOCK

The following table shows as of July 31, 2009, the stock ownership of (i) all persons known by us to be beneficial owners of more than five percent of our outstanding shares of Common Stock, (ii) each director and each nominee for election as a director, (iii) the Named Executive Officers (as defined below under the caption “Executive Compensation”), and (iv) all current directors and executive officers as a group:

Name and Address of Beneficial Owner c/o SpectraScience, Inc. 11568-11 Sorrento Valley Rd. San Diego, CA 92121	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares (11)
EuclidSR Partners, LP (10)	10,325,142	14%
Jim Hitchin (2) (3)	9,002,149	12
Mr. John Pappajohn (3) (4)	8,347,142	11
Chester E. Sievert (3) (5)	867,500	1
Mark McWilliams (3) (6)	608,333	1
Stanley Pappelbaum M.D. (3) (7)	450,000	*
Honorable Tommy Thompson (3) (8)	266,667	*
Jim Dorst (2) (9)	400,000	*
F. Duwaine Townsen (3)	-
Directors and executive officers, as a group	19,941,791	27%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by him or her.

(2)	Executive Officer

(3)	Director

(4)	Includes 400,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following July 31, 2009.

(5)	Includes 300,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following July 31, 2009.

(6)	Includes 400,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following July 31, 2009.

(7)	Includes 400,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following July 31, 2009.

(8)	Includes 266,667 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following July 31, 2009.

(9)	Includes 266,667 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following July 31, 2009.

(10)
EuclidSR Partners, LP owns 6,143,460 shares of Common Stock and is a related entity to EuclidSR Biotechnology Partners and Euclid Partners IV, LP, which together own 4,181,682 shares. The business address for all Euclid entities is 45 Rockefeller Plaza, Suite 3240, New York, New York 10111

(11)	Includes 4,400,000 shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock Issued and outstanding at July 31, 2009.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Nominating Committee has named the individuals listed below for election as directors, each to serve until the next annual meeting of the shareholders and until his or her successor is elected and qualified or until his earlier resignation or removal. All of the nominees are currently directors.

Unless instructed not to vote for the election of directors or not to vote for any specific nominee, your proxy will be voted to set the number of directors at six and to elect the listed nominees. If any nominee withdraws as a candidate or is otherwise unavailable to stand for election at the meeting, the named proxies will vote for such other persons as they may determine, in their discretion. We do not anticipate that any candidate will withdraw.

The following information is provided with respect to the nominees for directors:

Name	Age	Director Since
Jim Hitchin	66	2004
Mark McWilliams	52	2004
Stanley Pappelbaum, M.D.	71	2006
Chester E. Sievert	57	2004
Honorable Tommy Thompson	67	2007
F. Duwaine Townsen	76	2009

Jim Hitchin, Chairman, President and CEO joined SpectraScience in January 2004 as part of the bankruptcy acquisition team. For the previous 15 years, he was the founder, CEO and Chairman of Infrasonics, Inc., a medical device company in the respiratory care field. Infrasonics was venture funded and completed a successful initial public offering. Mr. Hitchin served as Chairman, President and CEO of Infrasonics during its 15 years as a public company. Infrasonics was the first in its market to have ISO 9001 and the CE Mark for fourteen 510(k) and two PMA products. Infrasonic’s revenue grew at an annual compound rate of 62% during its fifteen-year life before being sold to a competitor for 2.5 times revenue. In previous companies, he was COO of a public energy company and the VP, General Manager of a public oceanographic engineering firm. Mr. Hitchin has extensive experience in all phases of manufacturing and company operations, in particular, sales and marketing of medical devices. He graduated from San Diego State University with a degree in Physics.

Mark McWilliams, Director. Since June 2007 he has served as the CEO of Medipacs, Inc a development stage infusion pump company. Prior to that, from December 2003 to November 2005 he was Director of Cell Imaging and Analysis at Beckman Coulter after the sale of Q3DM to Beckman in December 2003. He was President and Chief Executive Officer and Director of Q3DM, from October 2001 to December 2003, a life-sciences startup that raised several angel and venture capital funding rounds. Previously, he was founder and COO of Medication Delivery Devices (“MDD”), an alternate care infusion systems company that was acquired by Baxter Healthcare in 1996. Mr. McWilliams served as a VP of Research and Development at Baxter Healthcare for three years following the sale of MDD. Prior to MDD, he served as Product Development Manager at the founding of Block Medical where he was responsible for bringing the company’s first two FDA approved products rapidly to market. Block was sold to Hillenbrand Industries in 1991. He previously worked for Hughes Aircraft, Vacuum General and Martin Marietta. He earned his MSME from the Massachusetts Institute of Technology, his BSME from Northeastern University and holds eight utility patents.

Stanley J. Pappelbaum M.D., Director. Dr. Pappelbaum has been Managing Partner of Pappelbaum, Turner & Associates, a national healthcare consultancy company that advises hospital, medical group, health insurance, and governmental healthcare clients since 2000. Dr. Pappelbaum joined Scripps hospital in 1996 as Chief Transformational Officer in charge of creating and implementing Scripps’ strategic vision of the future. In 1997, he was promoted to Executive Vice President and Chief Operating Officer and, in 1999, he was promoted to President and Chief Executive Officer when the hospital reached annual revenues of over $1 billion. From 1985 to 1995, he was the managing partner of Professional Health Consulting Group, a national company of physician executives who analyzed and managed change for complex not-for-profit healthcare systems clients throughout the United States. From 1969 to 1984, Dr. Pappelbaum taught and practiced Pediatric Cardiology at the University of California, San Diego and at San Diego Children’s Hospital, where he was Chief of Pediatric Cardiology from 1972-1978. Dr. Pappelbaum completed his undergraduate work at McGill University, Montreal and received his medical degree from the University of British Columbia Faculty of Medicine in Vancouver. He completed his residency in pediatric medicine at Montreal Children’s Hospital at McGill University and did graduate studies in cardiovascular physiology and a fellowship in pediatric cardiology at the University of California, Los Angeles. He also was awarded an Alfred P. Sloan Fellowship at the Massachusetts Institute of Technology where he earned a Master's degree in management (health option) from MIT.

Chester E. Sievert, Jr., Director. Mr. Sievert has been President of Advanced Photodynamic Technologies since January 2003. He previously worked at SpectraScience as a consultant in June 1996, and subsequently held various executive positions. Mr. Sievert served as Chairman of the Board of SpectraScience beginning in June 1999. He served as President from March 1998, and Chief Executive Officer from January 1999 until December 2001. He then became Executive Vice President of Technology and Chairman of the Board until September 2002. Prior to joining SpectraScience, Mr. Sievert was a founder and President of two medical product companies; ReTech, Inc. from 1980 to 1986; and FlexMedics Corporation from 1986 to 1995. Both Companies were sold to American Endoscopy, Inc. and Phillips Plastics Corporation, respectively. As a former Senior Research Health Scientist on staff at the University of Minnesota Medical School and the Veterans Administration Medical Center, Mr. Sievert has published more than 50 medical journal articles in the fields of gastroenterology, endoscopy and fiber optics. He has also been awarded eight United States and International patents. Mr. Sievert has a Bachelor of Science Degree in Comparative Physiology from the University of Minnesota.

Honorable Tommy Thompson, Director. Before entering the private sector in 2005, Secretary Thompson enjoyed a long and distinguished career in public service. In 1966 he won a seat in Wisconsin’s state Assembly. He became assistant Assembly minority leader in 1973 and Assembly minority leader in 1981. Elected Governor of Wisconsin in 1986, he was reelected in 1990, and in 1994 became the first Governor in the state’s history to be elected to a third four-year term. In 1998 he was elected to a fourth term, and served in that position until his appointment as Secretary of Health & Human Services in 2001.

As the head of the Department of Health & Human Services, Secretary Thompson served as the nation’s leading advocate for the health and welfare of all Americans. He worked to modernize and add prescription drug coverage to Medicare for the first time in the program’s history. A leading advocate of welfare reform, he also focused on expanding services to seniors, the disabled and low-income Americans.

As Governor of Wisconsin, Secretary Thompson was perhaps best known for his efforts to revitalize the Wisconsin economy, for his national leadership on welfare reform and for his work in expanding health care access across all segments of society.

Secretary Thompson is well-known for his contributions to the U.S. response to the threat of bioterrorism and for his leadership in the fight against HIV/AIDS in the United States and abroad; from 2003 to 2005, he served as the chairman of the Global Fund to Fight AIDS, Tuberculosis and Malaria.

Secretary Thompson has received numerous awards for his public service, including the Anti-Defamation League’s Distinguished Public Service Award, Governing Magazine’s Public Official of the Year Award and the Horatio Alger Award, which is awarded annually to “dedicated community leaders who demonstrate individual initiative and a commitment to excellence—as exemplified by remarkable achievements accomplished through honesty, hard work, self-reliance, and perseverance.” He is a former Chairman of the National Governors’ Association, the Education Commission of the States and the Midwestern Governors’ Conference.

Secretary Thompson received both his B.S. in 1963 and his J.D. in 1966 from the University of Wisconsin-Madison. He is a member of the District of Columbia and Wisconsin Bars. He is also on the Boards of CR Bard, Centene Corporation and Pure Bioscience.

F. Duwaine Townsen, Director.  Mr. Townsen co-founded and is the Managing Partner of EndPoint Late-Stage Fund of San Diego. This fund invested exclusively in late-stage life science companies. Mr. Townsen co-founded the Ventana Growth Funds in 1982 and served as the group’s Managing Partner directing investments in early and middle stage life-science, high-technology and telecommunications companies. Prior to this, Mr. Townsen was the CEO and Chairman of Kay Laboratories, Inc., a medical device company, where he led the company through a successful IPO in 1978 and subsequent sale to American Hospital Supply Corporation in 1981. Following his public accounting experience, Mr. Townsen became a founder and Chief Financial Officer of Oceanographic Engineering Corporation and guided the company to profitability and its sale to Dillingham Corporation in 1967.  Mr. Townsen serves as a director on the board of Sequal Technologies, a privately held high-technology company and has held numerous directorships at private and public companies, some of which included Agouron Pharmaceuticals, Inc., Brooktree Corporation, Cymer, Inc. and Maxim Pharmaceuticals, Inc.  Mr. Townsen began his career with Arthur Young & Co. after graduating from San Diego State University.

Board Meetings. The Board of Directors held nine meetings during fiscal 2008. All directors attended at least 75% of the meetings of the Board of Directors and of each committee on which they served.

Committees. The Company has an audit committee, a compensation committee, and a nominating committee, each of which is comprised of all non-employees (outside directors). The members of these committees during fiscal 2008 were as follows:

Audit Committee	Compensation Committee	Nominating Committee
Rand Mulford, Chairman*	Rand Mulford, Chairman*	Rand Mulford, Chairman*
Mark McWilliams	Mark McWilliams	Mark McWilliams
Stanley Pappelbaum	Stanley Pappelbaum	Stanley Pappelbaum

Effective May 18, 2009, Rand Mulford resigned as a board member of the Company and was subsequently replaced by
F. Duwaine Townsen

Audit Committee. The Audit Committee of the Board of Directors is comprised of three non-employee directors. All members are independent as defined under the rules of The NASDAQ Stock Market. With the resignation of Rand Mulford on May 18, 2009, the Audit Committee is now headed by F. Duwaine Townsen serving as an independent director and financial expert.

Compensation Committee. The compensation committee develops general compensation policies and establishes compensation plans and specific compensation levels for executive officers. The compensation committee held one meeting during fiscal 2008. See “EXECUTIVE COMPENSATION”, below.

Nominating Committee. The nominating committee selects nominees for election as directors of the Company. In fiscal 2009, the nominating committee met once, at which time it selected nominees for election at the upcoming annual meeting. The nominating committee will consider qualified director nominees recommended by shareholders for election in 2010 and beyond. Our process for receiving and evaluating Board member nominations from our shareholders is described below under the caption “Nomination of Director Candidates.”

Compensation of Directors. The Company does not pay directors for Board of Directors’ meetings or committee meetings attended, but reimburses each such director for reasonable travel and out-of-pocket expenses for attendance at these meetings. Should a director be required to expend an extraordinary amount of time performing a Company task, he/she would be compensated at a rate of $100/hour.

On July 26, 2004, pursuant to the SpectraScience, Inc. Amended 2001 Stock Option Plan, non-employee directors McWilliams, Mulford and Sievert were granted non-qualified stock options to purchase 400,000, 400,000 and 300,000 shares of Common Stock, respectively at an exercise price of $0.15 per share. Dr. Pappelbaum joined the board on June 2006 and was granted a non-qualified stock option to purchase 400,000 shares of Common Stock at an exercise price of $1.09 per share. Mr. Pappajohn joined the board in June 2007 and was granted a non-qualified stock option to purchase 400,000 shares of Common Stock at $1.10 per share. Governor Tommy Thompson joined the board on September 20, 2007 and was granted a non-qualified stock option to purchase 400,000 shares of Common Stock at an exercise price of $0.75 per share.  On November 7, 2008 directors McWilliams, Mulford, Pappelbaum and Sievert were granted non-qualified stock options to purchase 400,000 shares of Common Stock each.  The exercise prices of the options was based on the prevailing market price (defined as the closing price) of the Common Stock on the date of grant.

The options granted to employee and non-employee directors under the Amended 2001 Stock Option Plan expire ten years from the date of grant (subject to earlier termination in the event of death or termination), are not transferable (except by will or the laws of descent and distribution), and become exercisable in three equal annual installments commencing on the date of grant except for the November 7, 2008 grants which commence vesting one year from the date of grant.

The following table shows the compensation earned by each of our non-employee directors during the year ended December 31, 2008:

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Mark McWilliams (1)	—	—	$6,275	(2)	—	—	—	$6,275
Rand Mulford (1) *	—	—	$6,275	(3)	—	—	—	$6,275
Chester Sievert (4)	$28,761	—	$6,275	(5)	—	—	—	$35,036
Stanley J. Pappelbaum, M.D. (1)	—	—	$6,275	(6)	—	—	—	$6,275
John Pappajohn(7)	—	—	$131,496	(8)	—	—	—	$131,496
Tommy Thompson(9)	—	—	$88,681	(10)	—	—	—	$155,192

* Effective May 18, 2009, Rand Mulford resigned as a board member of the Company.

(1)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2008 are 0 and 800,000.
(2)
On November 7, 2008, Mr. McWilliams was granted a non-qualified stock option at an exercise price of $0.38 per share. The option vests one-third on each annual anniversary date from initial grant and will be fully vested on November 7, 2011. The $6,275 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2008.

(3)
On November 7, 2008, Mr. Mulford was granted a non-qualified stock option at an exercise price of $0.38 per share. The option vests one-third on each anniversary date from initial grant and will be fully vested on November 7, 2011. The $6,275 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2008. Mr. Mulford resigned as a board member of the Company effective May 18, 2009.

(4)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2008 are 0 and 700,000.
(5)
On November 7, 2008, Mr. Sievert was granted a non-qualified stock option at an exercise price of $038 per share. The option vests one-third on each anniversary date from the initial grant and will be fully vested on November 7, 2011. The $6,275 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2008.

(6)
On November 7, 2008, Dr. Pappelbaum was granted a non-qualified stock option at an exercise price of $0.38 per share. The option vests one-third on each anniversary date from the initial grant and will be fully vested on November 7, 2011. The $6,275 represents the non-cash expense recognized for the fiscal year ending December 31, 2008.

(7)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2008 are 0 and 400,000.
(8)
Mr. Pappajohn was granted a ten-year stock option to purchase 400,000 shares of Common Stock at an exercise price of $1.10 per share on June 18, 2007, when he became a director of the Company. The stock options vest one-third upon grant and a subsequent one-third on each anniversary date thereafter, becoming fully vested on June 18, 2009. The $131,496 represents the non-cash stock option expense recognized for the fiscal year ended December 31, 2008.

(9)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2008 are 0 and 400,000.
(10)
Mr. Thompson was granted a ten-year stock option to purchase 400,000 shares of Common Stock at an exercise price of $0.75 per share on September 20, 2007, when he became a director of the Company. The stock options vest one-third upon grant and a subsequent one-third on each anniversary date thereafter, becoming fully vested on September 20, 2009. The $88,681 represents the non-cash stock option expense recognized for the fiscal year ended December 31, 2008.

Code of Ethics. The Company has adopted a code of ethics applicable to its chief executive officer, senior financial officer and all employees. The code is available at no charge by request to the Company in writing, to the attention of the CFO. Additionally, the code is filed with the Securities and Exchange Commission as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2005, and is available at the SEC website ( www.sec.gov ).

Nomination of Director Candidates. The nominating committee, consisting of non-employee directors, determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. In general, at a minimum, a candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. In addition, the committee evaluates candidates based on financial literacy, knowledge of the Company’s industry or other background relevant to the Company’s needs, status as a shareholder in the Company, “independence” for purposes of compliance with the rules of the SEC and the Nasdaq Stock Market, and willingness, ability, and availability for service. Candidates will be preferred who hold an established executive level position in business, finance, law, education, research or government. When current Board members are considered for nomination for reelection, the nominating committee also takes into consideration their prior Company Board contributions, performance and meeting attendance records.

The nominating committee has not utilized the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, the committee may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question.

The nominating committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders who wish to make such a submission may do so by sending the following information to the nominating committee c/o SpectraScience, Inc., Attn: Chief Financial Officer: (1) name of the candidate and a brief biographical sketch and résumé; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as an owner and the number of shares currently held.

This information will be evaluated against the criteria established by the committee and the specific needs of the Company at that time. Based upon such preliminary assessment, candidate(s) who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the committee will determine which nominee(s) to propose for election at the next annual meeting. The committee will use the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the committee by any shareholders in connection with the 2009 Annual Meeting.

Shareholder Communication with the Board. We do not have a formal procedure for shareholder communication with our Board of Directors. In general, our officers are easily accessible by telephone, mail or email. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Chief Financial Officer at the Company address with a request to forward the same to the intended recipient. All such communications will be forwarded unopened.

We encourage all incumbent directors, as well as all nominees for election as director, to attend the annual meeting of shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Jim Hitchin - (1)	2008	$161,915	$—	—	$—		$—	$—	$—	$161,915
Chairman, President and CEO	2007	$48,000	—	—	—		—	—	—	$48,000
Jim Dorst – CFO (2)	2008	$152,885	—	—	$144,297	(3)	—	—	—	$297,182
	2007	$8,654			145,262	(4)				153,916
Todd Pinkowski–	2008	$178,366	—	—	$65,492	(6)	—	—	—	$248,358
Director of Operations (5)	2007	$3,365	—	—	$65,393	(6)	—	—	—	$68,758
Michel Vaudry –	2008	$176,250	—	—	$600	(8)	—	—	—	$176,850
Director of International Sales (7)	2007	$106,923	—	—	—		—	—	—	$106,923

(1)
Mr. Hitchin is the Company’s Chairman, President and CEO. He does not have a written or unwritten employment agreement and his salary is not dependent on performance targets, goals or any other conditions. Also he is not subject to severance and change of control arrangements.

(2)
Mr. Dorst became the Company’s Vice President of Finance and Chief Financial Officer on December 3, 2007. He does not have a written employment agreement, his salary is not dependent on performance targets, goals or other conditions and he is not subject to any severance or change in control arrangements.

(3)	The $144,297 represents non-cash stock option expense recognized for the fiscal year ending December 31, 2008.
(4)
Mr. Dorst had previously been a consultant for the Company and was granted a stock option to purchase 400,000 common shares at an exercise price of $0.90 on September 7, 2007. The option vested one-third upon grant and vests an additional one-third on each annual anniversary of the grant date, becoming fully-vested on September 7, 2009. Included in the 2007 Option Award total compensation of $145,262 is $134,162 in non-cash stock option expense related to consulting expense incurred prior to his becoming an officer of the Company.

(5)
Mr. Pinkowski is our Director of Operations. He does not have a written or unwritten employment agreement and his salary is not dependent on performance targets, goals or any other conditions. Also he is not subject to severance and change of control arrangement.

(6)
Mr. Pinkowski was granted a stock option to purchase 200,000 common shares at an exercise price of $0.96 on December 17, 2007. The option vested one-third upon grant and vests an additional one-third on each annual anniversary of the grant date, becoming fully-vested on December 17, 2009. Mr. Pinkowski was also granted a stock option to purchase 200,000 common shares at an exercise price of $0.25 on December 16, 2008. This option vests one-third on the first anniversary of the date of grant with one-third vesting each anniversary thereafter, becoming fully vested on December 16, 2011. The $65,492 and $65,393 represents non-cash stock option expense related to these grants recognized in fiscal years 2008 and 2007, respectively.

(7)
Mr. Vaudry is our Director of International Sales. He does not have a written or unwritten employment agreement and his salary is not dependent on performance targets, goals or any other conditions. Also, he is not subject to severance and change of control arrangement.

(8)
Mr. Vaudry was granted a stock option to purchase 400,000 common shares at an exercise price $0.15 on July 25, 2004. These options are fully vested at December 31, 2008. Mr. Vaudry was also granted a stock option to purchase 200,000 common shares at an exercise price of $0.25 on December 16, 2008. This option vests one-third on the first anniversary of the date of grant with one-third vesting each anniversary thereafter, becoming fully vested on December 16, 2011. The $600 represents non-cash stock-option expense related to the December 2008 grant recognized in fiscal 2008.

Pension Benefits. The Company does not have a pension benefit plan.

Nonqualified Deferred Compensation. There was no nonqualified deferred compensation in fiscal year 2008 to officers of the Company.

Grants of Plan-Based Awards, Option Exercises and Stock Vested. The following table illustrates the outstanding stock option grants to executive officers and additional individuals at fiscal year end. There were no stock options exercised by nor any stock awards granted to executive officers of the Company for the fiscal year ended December 31, 2008.

	Outstanding Equity Awards at December 31, 2008 Options Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jim Hitchin	—	—	—	—	—
Jim Dorst	266,667	133,333	—	$0.90	09/07/17
Todd Pinkowski	133,333	66,667	—	$0.96	12/17/17
	—	200,000	—	$0.25	12/16/18
Michel Vaudry	320,000	—	—	$0.15	07/25/14
	—	200,000	—	$0.25	12/16/18

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and any written representations that no Forms 5 was required, the Company believes that all reports required to be filed by its officers, directors, and greater than 10% beneficial shareholders under Section 16(a) of the Exchange Act were timely filed.

PROPOSAL 2

AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE THE
NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND
UNDESIGNATED SHARES OF CAPITAL STOCK

INTRODUCTION

As of August 14, 2009 the Company has 110,000,000 shares of the Common Stock and 15,000,000 shares of Series B Convertible Preferred Stock authorized for issuance. Of this amount, the following table shows the current shares of Common Stock outstanding and reserved for issuance as of August 14, 2009:

Description	Shares
Common Stock Outstanding	69,707,615
Common Stock Reserved for Issuance – Fusion Capital Fund II, LLC	12,105,983
Common Stock Reserved for Employee Stock Option Plan	10,456,142
Common Stock Reserved for Issuance – Series B Convertible Preferred Stock	4,650,000
Common Stock Reserved for Outstanding Warrants	3,577,966
Total Common Stock Outstanding and Reserved for Issuance	100,497,706

If all of the reserved Common Stock shares were outstanding as of the date of this Proxy, the Company would have 9,502,294 shares of Common Stock available for future issuance. The Board of Directors believes that this amount would not provide a sufficient number of shares to fund the Company’s future growth. Management believes that it is in the best interest of the shareholders for the Company to have the ability to take advantage of strategic acquisition opportunities in the form of complementary technologies, products or companies.  In addition, as the Company grows, it will be important to have a sufficient amount of additional authorized and unissued shares to grant new stock options to key existing and future employees.

AMENDMENT TO ARTICLES OF INCORPORATION

The proposed increase in the number of authorized shares of the Common Stock requires an amendment to the Company's Articles of Incorporation. Accordingly, management requests that the shareholders approve an amendment to the Articles of Incorporation to authorize an additional 50,000,000 shares of Common Stock ($0.01 par value) and an additional 50,000,000 undesignated shares of capital stock (“Undesignated Stock”). Immediately after the approval of these additional shares, the Company would have authorized 160,000,000 shares of Common Stock, 50,000,000 shares of Undesignated Stock and 15,000,000 shares of Series B Convertible Preferred Stock. The Undesignated Stock may be issued in one or more series as determined from time to time by the Board of Directors. The Board of Directors will have the express authority to fix by resolution any other designations, powers, preferences, rights (including voting rights), qualifications, limitations or restrictions with respect to any particular series created from the Undesignated Stock. Any series authorized for issuance by the Board of Directors may be senior to the Common Stock with respect to any distribution if so designated by the Board of Directors upon issuance of shares of that series. Accordingly, the designation and issuance of senior stock may decrease the assets of the Company available to the holders of the Common Stock. In the past the Company has issued two series of Preferred Stock (Series A and B) and it is likely that the Company will issue additional senior securities in the future. We encourage you to review the Company’s most recent audited financial statements when considering your vote on this matter. The financial statements are contained in the Annual Report (which is delivered with this proxy statement) and are incorporated herein by reference.

BOARD OF DIRECTORS' RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND
UNDESIGNATED SHARES OF CAPITAL STOCK

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Report of Audit Committee. The Audit Committee of the Board of Directors is comprised of three non-employee directors.

All members are independent as defined under the rules of the NASDAQ Stock Market.

The Audit Committee held 5 meetings during the fiscal year ended December 31, 2008. The meetings were designed to facilitate and encourage communication between the Audit Committee and the Company’s independent public accountants, McGladrey & Pullen, LLP.

During these meetings, the Audit Committee reviewed and discussed the quarterly and audited financial statements with management and McGladrey & Pullen, LLP.

The discussions with McGladrey & Pullen, LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). McGladrey & Pullen, LLP also provided to the Audit Committee the written disclosures and the letter regarding their independence as required by the Independence Standards Board Standard No. 1. This information was discussed with McGladrey & Pullen, LLP.

Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2008, be included in the Company’s annual report on Form 10-K.

Independent Public Accountants’ Fees. The firm of JH Cohn LLP, independent public accountants, audited our financial statements for the year ended December 31, 2007. The firm of Mc Gladrey & Pullen LLP, independent public accountants, audited our financial statements for the year ended December 31, 2008.  Representatives of JH Cohn LLP and McGladrey & Pullen LLP are not expected to attend the annual meeting.

The following table presents fees for professional services rendered for the two most recent fiscal years:

	Year Ended December 31, 2008	Year Ended December 31, 2007
Audit fees (1)	$104,000	$93,550
Audit-related fees	—	—
Tax fees	—	—
Tax compliance fees	—	—
Other	—	11,579
	$104,000	$105,129

(1)
Audit fees include fees billed expected to be billed for transition period ended December 31, 2008 and fees billed and expected to be billed for professional services rendered for the audit of our annual financial statements for that period, the review of our financial statements included in our reports on Form 10-Q, services in connection with registration statements filed with the SEC, and accounting consultations necessary for the rendering of an opinion on our financial statements.

Our Audit Committee must pre-approve all audit services, engagement fees and terms, and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934. Pursuant to its pre-approval policy, the Audit Committee has authorized management to engage Gatto, Pope & Walrick to provide tax planning.

OTHER MATTERS

We are not aware that any matter other than those described in the Notice of Meeting will be presented for action at the meeting. If, however, other matters do properly come before the meeting, it is the intention Mr. Hitchin and Mr. Dorst (the persons named as proxies) to vote the proxy shares in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

The Company’s 2010 Annual Meeting of Shareholders is expected to be held on or about May 1, 2010, and proxy materials in connection with that meeting are expected to be mailed on or about April 1, 2010. In order to be included in the Company’s proxy materials for the 2010 Annual Meeting, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 7, 2009.

Additionally, if the Company receives notice of a shareholder proposal after February 15, 2010, it will be considered untimely pursuant to SEC Rule 14a-4, and the persons named in the proxies solicited by the Board of Directors for the 2010 Annual Meeting may exercise discretionary voting power with respect to the proposal.

INCORPORATION BY REFERENCE

Our audited financial statements for the years ended December 31, 2008 and 2007 are incorporated by reference in the discussion of Proposal 2, above. These financial statements are contained in the 2008 Annual Report which is enclosed with this Proxy Statement. See also “Additional Information”.

ADDITIONAL INFORMATION

Pursuant to new rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2008 Annual Report are available at our website at www.spectrascience.com . Additionally, and in accordance with the new SEC rules, you may access our Proxy Statement at www.spectrascience.com/shareholders, which does not have the capability to identify visitors to the site. You can also obtain copies of our Proxy Statement, 2008 Annual Report and 2008 Annual Report on Form 10-K by contacting our Chief Financial Officer at the following address: Chief Financial Officer, C/O SpectraScience, Inc., 11568 Sorrento Valley Road, Suite 11, San Diego, California 92121.

SpectraScience is subject to the informational requirements of the SEC and files reports and other information with the SEC. Reports and other information filed by the Company may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, as well as in the SEC’s public reference rooms in New York and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. The SEC also maintains a site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The internet address of the SEC’s website is www.sec.gov.

By Order of the Board of Directors

Jim Hitchin
Secretary
August 25, 2009

SPECTRASCIENCE, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS – SEPTEMBER 21, 2009

The shareholders hereby appoint Jim Hitchin and Jim Dorst, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common or Preferred Stock of SpectraScience, Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Pacific Time on September 21, 2009, at the Del Mar Hilton, Triple Crown Room, 15575 Jimmy Durante Blvd., Del Mar, California 92014, and any adjournment or postponement thereof.

1.	ELECTION OF DIRECTORS

Nominees:

01)	Jim Hitchin	04)	Chester E. Sievert
02)	Mark McWilliams	05)	Honorable Tommy Thompson
03)	Stanley Pappelbaum, MD	06)	F. Duwaine Townsen

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
⁬	⁬	⁬

2.	PROPOSAL TO AMEND SPECTRASCIENCE, INC.’S ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF ADDITIONAL COMMON STOCK AND UNDESIGNATED SHARES

For	Against	Abstain
⁬	⁬	⁬

3.	IN THEIR DISCRETION, UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholders. If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

NOTE:    Such other business as may properly come before the meeting or any adjournment thereof.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature	Date	Signature (Joint Owners)	Date